SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): January 23, 2004

ARIBA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-26299	77-0439730
(Commission File Number)	(I.R.S. Employer Identification Number)

807 11th Ave Sunnyvale, CA	94089
(Address of principal executive offices)	(Zip Code)

(650) 390-1000

(Registrant’s telephone number, including area code)

ITEM 5.    OTHER EVENTS.

On January 23, 2004, Ariba, Inc., a Delaware corporation (“Ariba”), Fleet Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Ariba, and FreeMarkets, Inc., a Delaware corporation (“FreeMarkets”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) providing for the business combination of Ariba and FreeMarkets through the merger of Fleet Merger Corporation with and into FreeMarkets, after which FreeMarkets will be the surviving corporation (the “Merger”). Pursuant to the Merger Agreement, each share of common stock of FreeMarkets issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $2.00 in cash and 2.25 shares of the common stock of Ariba. Ariba and FreeMarkets issued a joint press release announcing the pending Merger on January 23, 2004.

Consummation of the Merger is subject to certain conditions, including (i) approval of the transaction by the stockholders of Ariba and FreeMarkets and (ii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Ariba also announced that it would seek the consent of its stockholders to effect a reverse stock split.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference in its entirety.

ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)    Exhibits.

Exhibit No.	Description
99.1	Press release, dated January 23, 2004.

ITEM 12.    RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

The information in this Current Report under Item 12 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

On January 23, 2004, Ariba, Inc. issued a press release announcing preliminary financial results for the first quarter of its fiscal year 2004. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIBA, INC.

DATE: January 23, 2004	By:	/S/ JAMES W. FRANKOLA

James W. Frankola Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press release, dated January 23, 2004.